UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 31, 2006
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13289	76-0069030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
Item 1.02      Termination of a Material Definitive Agreement
Item 5.02(b)      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     John R. Blocker, Jr., the Executive Vice President and Chief Operating Officer of Pride International, Inc., has elected to retire from the company and has resigned as Chief Operating Officer effective on May 31, 2006, although he will remain an employee during the pendency of Pride’s previously disclosed investigation to assist Pride with the investigation and to be available for consultation and to answer questions relating to Pride’s business. Under his retirement agreement, during this employment period, Pride will continue to provide Mr. Blocker with the same compensation and benefits it previously provided, except that he is no longer eligible for grants or payments of annual bonus or other incentive awards other than the payment on March 15, 2007 of $118,750, which equals the pro rata portion of his target annual bonus from January 1, 2006 to June 1, 2006. Upon the conclusion of his employment, subject to the conditions described below, Mr. Blocker will be entitled to receive the following benefits under his retirement agreement in lieu of the benefits he would have received under his Employment/Non-Competition/Confidentiality Agreement with Pride and under Pride’s Supplemental Executive Retirement Plan. Under the retirement agreement, Mr. Blocker will be entitled to receive $258,400 annually, less applicable withholding, for his lifetime and, upon his death, $129,200 annually for the lifetime of his current spouse, if she survives him. He also will be entitled to receive until his death retiree medical and dental coverage for himself and his eligible dependents, including his current spouse, who were covered under Pride’s group health plan as of May 31, 2006; these benefits will be at least as favorable as the group medical and dental coverage offered to Pride’s executive employees. This coverage will be suspended during any period Mr. Blocker has medical coverage provided by another employer, will be converted to Medicare Supplement coverage upon his or his spouse’s becoming eligible for and covered by Medicare and, with respect to his eligible dependents other than his spouse, will terminate at such time as the dependents are no longer eligible for coverage under the terms of Pride’s group health plan. Mr. Blocker will be responsible for the applicable premiums for coverage at the same rate paid by active executive employees. In addition, upon the conclusion of his employment, any stock options and restricted stock that are not vested will immediately vest, and all stock options will remain exercisable for their original term as if Mr. Blocker was still employed by Pride. Receipt of these benefits will be subject to the determination by Pride’s Audit Committee or its Board of Directors that it does not have “cause” (as defined in the retirement agreement) to terminate Mr. Blocker’s employment. Mr. Blocker also will be required to execute a waiver and release under which he will waive, and release Pride from, all claims he may have against the company, except with respect to (1) rights of defense or indemnification arising under the certificate of incorporation, bylaws or other governing documents of Pride or its subsidiaries or under any director or officer liability or other insurance policy maintained by Pride or its subsidiaries, (2) rights to benefits accrued under Pride’s 401(k) plan or its Employee Stock Purchase Plan, (3) rights under the retirement agreement and (4) rights or claims as may arise after the date of the waiver.
     Mr. Blocker has agreed to refrain from any criticisms or disparaging comments about Pride and to keep information concerning matters affecting or relating to Pride or its business confidential. In addition, for a two-year period, Mr. Blocker has agreed to neither engage in specified activities that are in competition with Pride nor solicit any Pride employee to leave or compete with the company. The retirement agreement provides that any breach by Mr. Blocker of the confidentiality and non-competition provisions will result in the termination of Pride’s obligation to provide the payments and benefits described above, other than payments and benefits already earned or accrued.
     The foregoing summary is qualified in its entirety by reference to the retirement agreement entered into by Mr. Blocker and Pride on May 31, 2006, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.
     Upon execution of the retirement agreement, each of (1) the Employment/Non-Competition/Confidentiality Agreement between Mr. Blocker and Pride effective as of October 15, 1998, and as amended effective August 12, 2004 and January 19, 2005, and (2) Mr. Blocker’s participation agreement dated January 28, 2005 under Pride’s Supplemental Executive Retirement Plan, was superseded, except that the non-competition provisions of the Employment/Non-Competition/Confidentiality Agreement remain in full force and effect as modified by the retirement agreement. The descriptions of these agreements set forth in Pride’s proxy statement on Schedule 14A for its 2005 annual meeting of stockholders as filed with the SEC on April 8, 2005 are incorporated herein by reference.
     The former duties of the Chief Operating Officer have been reorganized among Pride’s Vice President — Eastern Hemisphere Operations, Vice President — Western Hemisphere Operations and Vice President — Engineering and Technical Support, all of whom will report directly to Louis A. Raspino, President and Chief Executive Officer of Pride. Pride has no plans to replace the Chief Operating Officer position.
Item 9.01      Financial Statements and Exhibits.
     (d) Exhibits
10.1    Retirement Agreement, dated as of May 31, 2006, between Pride International, Inc. and John R. Blocker, Jr.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: May 31, 2006

EXHIBIT INDEX

No.	Description

10.1	Retirement Agreement, dated as of May 31, 2006, between Pride International, Inc. and John R.
Blocker, Jr.